EXHIBIT 10.37

PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, CERTAIN PORTIONS OF THIS AGREEMENT FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS OF THIS AGREEMENT ARE IDENTIFIED IN THE TEXT BY THE SYMBOL”[XXXX].”

SOTHEBY'S RESTRICTED STOCK UNIT PLAN

PERFORMANCE SHARE UNIT AGREEMENT

THIS AGREEMENT, entered into effective as of the 26th day of February, 2015 between SOTHEBY'S, a Delaware corporation (the "Corporation"), and WILLIAM F. RUPRECHT (the "Participant").

WITNESSETH:

WHEREAS, the Board of Directors of the Corporation (the "Board") has established the Sotheby's Restricted Stock Unit Plan, as amended (the "Plan") in order to provide employees of the Corporation with an opportunity to acquire shares of the Corporation's Common Stock, as an inducement to remain in the service of the Corporation or a Subsidiary and to promote the Participant’s commitment to the success of the Corporation during such service.

WHEREAS, Section 6.2 of the Plan provides that Restricted Stock or Restricted Stock Unit Awards will be subject to attainment of performance goals (“Performance Share Units” or “PSUs”), as determined by the Compensation Committee at the time of grant.

WHEREAS, the Board has determined that it would be in the best interests of the Corporation and its shareholders to award Performance Share Units with financial performance objectives which appropriately address corporate operating and retention objectives, foster a long term focus on the Company’s business and align management with shareholder interests.

WHEREAS, the Board has also entered into an employment agreement with William F. Ruprecht that provides Mr. Ruprecht with the opportunity to receive additional grants of Restricted Stock Unit Awards subject to the attainment of performance goals (also, “Performance Share Units” or “PSUs”), as determined by the Compensation Committee at the time of grant, which awards are not granted under the Sotheby’s Executive Bonus Plan.

WHEREAS, subject to the execution of this Agreement, the Board has approved the award of 79,782 Performance Share Units to the Participant.

NOW, THEREFORE, it is agreed as follows:

1.Definitions and Incorporation. The terms used in this Agreement shall have the meanings given to such terms in the Plan, unless a term is specifically defined in the Letter Agreement, dated September 1, 2010 (the “Letter Agreement”), as further amended by the letter dated December 19, 2013, and as further amended by letter agreement dated November 20, 2014, between the Corporation and the Participant collectively referred to as the “Agreement”. The Plan is hereby incorporated in and made an integral part of this Agreement as if fully set forth herein. In the event of any inconsistency between any provision of the Plan and any provision of this Agreement, the provision of the Plan shall prevail unless the Agreement states that it is intended to differ from the Plan as authorized thereby with respect to a specific issue. The Participant hereby acknowledges that he or she has received a copy of the Plan and agrees to comply with the terms and conditions of the Plan and this Agreement.
2.Award of Performance Share Units. The Corporation hereby grants to the Participant effective as of February 26, 2015, an award of 79,782 Performance Share Units. If vested, each Performance Share Unit will be payable in one share of Common Stock of the Corporation.

3.	Performance Objectives and Vesting.
(a)The Performance Share Units will vest based upon the achievement of the Corporation’s three-year cumulative pre-tax earnings target of $ [XXXX]* (the “Performance Target”) during the three-year performance period from January 1, 2015 through December 31, 2017 (the “Performance Period”). The Participant acknowledges and agrees that the Performance Target is extremely confidential and subject to the provisions of Participant’s confidentiality agreement with the Corporation. The Performance Share Units will be eligible for vesting on March 5, 2018 (the “Vesting Date”), provided the performance criteria are achieved and the Participant does not voluntarily terminate his employment (other than by reason of his death or Disability or for Good Reason) prior to the Transition Separation Date or Participant is terminated in good faith by the Board for Cause. This Award Agreement is intended to supersede any inconsistent provisions of the Plan in respect of this Section.
(b)The Vesting Date shall also be the payment date. Registration in the Participant’s name in book entry form of the shares of Common Stock underlying vested Performance Share Units will occur within sixty (60) days of the payment date.
(c)On the vesting date, the vesting calculation will be based on the Corporation’s actual financial performance versus the Performance Target for the Performance Period. The eligible Performance Share Units will vest based on the percentage of achievement of the Performance Target as follows:
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*CONFIDENTIAL TREATMENT HAS BEEN APPLIED FOR WITH RESPECT TO THE OMITTED INFORMATION, AND SUCH OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

•	100% vesting if the Performance Target ($ [XXXX]*) is achieved or exceeded

•	0% vesting if 0% of the Performance Target is achieved ($0 million)

•
If actual performance is between these two performance levels, then the % achievement of the Performance Target will be applied to the number of Performance Share Units awarded. The % achievement will be rounded to the nearest tenth decimal place (i.e. 95.64% achievement of the Performance Target is rounded to 95.6% and 95.6% of Performance Share Units vest).

If the calculated number of vested shares results in a fractional number, the number of vested shares will be rounded down to the nearest whole share.
4.Voting and Dividend Rights. Except as otherwise determined by the Compensation Committee or required by applicable law, the Participant shall not have the right to vote the underlying shares of stock subject to a Performance Share Unit Award until the Performance Share Units have vested and the shares have been delivered to the Participant as provided in Section 6.3 of the Plan. The Participant will have the right to receive dividend equivalents on vested Performance Share Units. Dividend equivalents will accrue throughout the Performance Period of the Award, but will only be paid to the extent that the Performance Share Units vest. Dividend equivalents, to the extent they are payable, shall be paid no later than sixty (60) days after the Vesting Date. Such dividend equivalents shall be taxed to the Participant in accordance with applicable law. All distributions, if any, received by the Participant with respect to Performance Share Units awarded herein as a result of any stock split, stock distributions, combination of shares, or other similar transaction shall be subject to the restrictions of the Plan and this Agreement.
5.Termination of Employment-Generally. This Award Agreement is intended to supersede any inconsistent provisions of the Plan in respect of this Section. Participant is deemed to have terminated for Good Reason and this Award will vest in accordance with the criteria set forth in Sections 3 and 5 herein. In the event the Participant separates from service prior to December 31, 2015, the Participant’s rights with respect to Performance Share Units shall vest in accordance with a fraction (the “Pro-Ration Fraction”):
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 *CONFIDENTIAL TREATMENT HAS BEEN APPLIED FOR WITH RESPECT TO THE OMITTED INFORMATION, AND SUCH OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

a.	The numerator of which shall be,

i.	if the Transition Separation Date occurs on or before March 31, 2015, 90, or

ii.	if the Transition Separation Date occurs after March 31, 2015, the number of days in 2015 elapsed from and including January 1, 2015 to and including the Transition Separation Date, and

b.	The denominator of which shall be 365.
Except as provided below, if the Participant voluntarily terminates his employment (other than by reason of his death or Disability or for Good Reason) prior to the Transition Separation Date or is terminated in good faith by the Board for Cause, all of the Participant’s rights in respect of this Award will be forfeited. In the event that (x) the Participant terminates his employment voluntarily prior to the Transition Separation Date (i) at any time with Good Reason or (ii) without Good Reason, upon 30 days’ advance written notice provided at any time after May 31, 2015 or (y) the Participant’s employment terminates as a result of his death or Disability prior to the Transition Separation Date, the Participant will be vested in the applicable portion of the Award provided Participant’s voluntary termination date (or date of death or termination for Disability) is the Transition Separation Date.
6.Securities Law Requirements.
(a)Regardless of whether the offering and sale of the shares of Common Stock under the Plan have been registered under the United States Securities Act of 1933 (the “Act”) or have been registered or qualified under the securities laws of any state, the Corporation may impose restrictions upon the sale, pledge, or other transfer of such shares (including the placement of appropriate legends on stock certificates) if, in the judgment of the Corporation and its counsel, such restrictions are necessary or desirable in order to achieve compliance with the provisions of the Act, the securities laws of any state, or any other law. In the event that the sale of such shares under the Plan is not registered under the Act but an exemption is available which requires an investment representation or other representation, the Participant shall be required to represent that such shares are being acquired for investment, and not with a view to the sale or distribution thereof, and to make such other representations as are deemed necessary or appropriate by the Corporation and its counsel.
(b)Stock certificates evidencing such shares awarded under the Plan pursuant to an unregistered transaction shall bear the following restrictive legend and such other restrictive legends as are required or deemed advisable under the provisions of any applicable law:

“THE SALE OF THE SECURITIES REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”). ANY TRANSFER OF SUCH SECURITIES WILL BE INVALID UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER OR, IN THE OPINION OF COUNSEL FOR THE ISSUER, SUCH REGISTRATION IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE ACT.”

Any determination by the Corporation and its counsel in connection with any of the matters set forth in this paragraph shall be conclusive as to all binding persons.

7.Rights as an Employee. Nothing in the Plan or this Agreement shall be construed to give the Participant or any person the right to remain in the employment of the Corporation or a Subsidiary or to affect the right of the Corporation or Subsidiary to terminate the Participant’s or such other person’s employment at any time with or without cause.
8.Inspection of Records. Copies of the Plan, records reflecting the Participant’s Performance Share Unit award(s), and any other documents and records which the Participant is entitled by law to inspect shall be open to inspection by the Participant and his or her duly authorized representative(s) at the office of the Corporation at any reasonable business hour.
9.Notices. Any notice to the Corporation contemplated by this Agreement shall be addressed to the attention of the Corporation’s Human Resource Department at 1334 York Avenue, New York, New York 10021; and any notice to the Participant shall be addressed to him or her at the address on file with the Corporation on the date hereof or at such other address as he or she may hereafter designate in writing.

10.Interpretation. The interpretation, construction, performance, and enforcement of this Agreement and of the Plan shall lie within the sole discretion of the Committee, and the Committee’s determinations shall be conclusive and binding on all interested persons.
11.Choice of Law. This Agreement, and all rights and obligations hereunder, shall be governed by the laws of the State of New York.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, in the case of the Corporation by its duly authorized officer, as of the day and year first above written.

SOTHEBY’S

By:    /S/ SUSAN ALEXANDER

Its: EVP, Worldwide Head of HR

Dated: February 26, 2015

By:    /S/ WILLIAM F. RUPRECHT
Participant’s Signature

Dated: February 27, 2015

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